Exhibit 10.3

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of the 10th day of February 2021 (“Effective Date”) by and among D.S Raider Ltd., a company incorporated under the laws of Israel (“Company”); the persons and entities listed in Exhibit A hereto (“Selling Shareholders”); and EZRAIDER Global, Inc., a company incorporated under the laws of the State of Nevada (“Purchaser”) (each of Company, Selling Shareholders and Purchaser, “Party”, and collectively, “Parties”).

WHEREAS, the Company develops, manufactures, and markets a family of security, para-security and civil applications based on electric-powered tactical manned and un-manned vehicles under the brand name “EZRAIDER” (“Products”).

WHEREAS, each Selling Shareholder owns such number of either Ordinary Shares of the Company, NIS 0.01 par value per share (“Ordinary Shares”), Ordinary A Shares of the Company, NIS 0.01 par value per share (“Ordinary A Shares”), Preferred A Shares of the Company, NIS 0.01 par value per share (“Preferred Shares”) or options to purchase Ordinary Shares (“Options”) (Ordinary Shares, Ordinary A Shares, Preferred Shares and Options, together, “Shares”) as set forth opposite its name on column I on Exhibit A hereto; and

WHEREAS, each Selling Shareholder wishes to sell and transfer to the Purchaser the Shares in consideration to the amount set forth opposite its name on column II on Exhibit A hereto and US$ 30,000,000 (thirty million U.S. Dollars) in the aggregate (the “Consideration”) free and clear of all Encumbrances (as defined below); and the Purchaser wishes to purchase the Shares from the Company free and clear of all Encumbrances and against payment of the Consideration; and

WHEREAS, the parties have agreed to the terms and conditions as stipulated in this Agreement.

NOW THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Sale and Transfer of the Shares

1.1.         Subject to the terms and conditions hereof, at the Closing each Selling Shareholder shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Shareholders, free and clear of any and all Encumbrances, against payment of the Consideration in immediate available funds.

1.2.         At Closing each Selling Shareholder shall sign and execute the share transfer deed in substantially the form attached hereto as Exhibit B (the “Transfer Deed”) and deliver the executed Transfer Deed to the Purchaser.

1.3.         At Closing Purchaser shall pay or cause to be paid to each Selling Shareholder the Consideration in immediate available funds, in cash, by wire transfer to the Escrow Agent (as defined below) who will also act as paying agent for the purpose of this Agreement (“Paying Agent”). It is agreed that the amount of US$500,000 (five hundred thousand US Dollars) in the aggregate (“Escrow Amount”) which the Purchaser placed on January 7, 2021 in an escrow account managed by Altshular Shaham Trusts Ltd. (“Escrow Agent”) shall not be released by the Escrow Agent at Closing and shall constitute a portion of the Holdback Amount (as defined below).

1.4.         Good, valid, and marketable title to the Shares shall be transferred to Purchaser upon execution of the Agreement and payment of the Consideration.

2.           Additional Consideration

2.1.         In the event any of the events listed in Section Error! Reference source not found. below occurs, the Purchaser shall issue and allot to the Escrow Agent for the benefit of the Selling Shareholders the aggregate number of shares of Common Stock (“Common Stock”) of the Purchaser set forth opposite each Selling Shareholder’s name on column III on Exhibit A hereto against payment of their par value of US$0.01 each (“Additional Consideration Shares”). It being understood that Exhibit A shall contain a percentage allocation of the Additional Consideration Shares among the Selling Shareholders and that the aggregate number of Additional Consideration Shares shall be determined at Closing.

2.2.        Each Selling Shareholder’s one-time entitlement to the Additional Consideration Shares is contingent upon the occurrence of the earlier of any of the following:

2.2.1.      The Purchaser files a registration statement pursuant to the U.S. securities laws to effect an underwritten initial public offering of the securities of the Purchaser.

2.2.2.      merger and acquisition transaction of the Purchaser following which the shareholders of the Purchaser shall not own the majority of the shares of the surviving entity.

2.2.3.      Sale of all or substantially all of the assets of the Purchaser.

2.2.4.      The Purchaser shall grant a third party not affiliated with the Purchaser an exclusive worldwide license to manufacture and sell the Products.

2.2.5.      The Purchaser, through a single or a series of transaction, shall sell and dispose of 51% of the Purchaser’s interest in the Company.

2.2.6.      The Purchaser shall have distributed dividends to its stockholders.

2.2.7.      The Purchaser shall have sold more than 2,000 (two thousand) units of the Product in the U.S.A. since Closing.

2.2.8.      The Purchaser establishes a Product assembly line in the U.S.A and reaches 1,000 (one thousand) units of production in the aggregate.

(each of the events set forth in Sections 2.2.1 through 2.2.8 a “Qualified Event”).

2.3.         The Additional Consideration Shares when issued shall constitute validly issued, fully paid, and nonassessable Preferred Shares of the Purchaser.

3.           Affirmative Covenants

3.1.         Pending Litigation. It is agreed that in connection with the litigation presently pending in the District Court of Central District, Israel a lawsuit entitled Dvir and Hacohen v. Abramov and the Company (“Pending Litigation”) the potential legal exposure in the Pending Litigation measured in United States Dollars is US$ 6.1 million (the “Holdback Amount”) and that the Holdback Amount less the Escrow Amount will be deducted from the Consideration first and the Additional Consideration, if applicable, due to Mr. Erez Abramov (“Mr. Abramov”), and shall be deposited with the Escrow Agent, shall remain in escrow and not be released until final and non-appealable resolution of the Pending Litigation (“Final Resolution”) and shall be distributed by the Escrow Agent in accordance with the directions of the Final Resolution or joint written instructions from the Purchaser and Mr. Abramov (“Resolution Event”). It is understood that prior to the release of the Holdback Amount it will not be deemed as a Consideration paid to Mr. Abramov, he shall have no control or influence over the Holdback Amount and that the exact amount, if any, which shall eventually be distributed to Mr. Abramov is contingent upon the eventual Resolution Event. For avoidance of doubt the Resolution Event is a condition precedent to the release of the Holdback Amount.

3.2.         Working Capital. The Purchaser shall utilize its best efforts to provide the Company with sufficient working capital to support operations, presently contemplated as an aggregate amount of not less than US$10,000,000 (ten million U.S. Dollars) (“2021 Funding”) and an aggregate amount of not less than US$15,000,000 (fifteen million U.S. Dollars) (“2022 Funding”) to finance the operation and business activity of the Company according to the 2021 and 2022 budget Schedule 3.1 hereto (“Budget”). Purchaser shall transfer the 2021 Funding and the 2022 Funding in equal quarterly installments and not less than US$2,500,000 per calendar quarter. It is agreed the Purchaser, at its sole discretion, shall determine if the working capital financing will be in the form of equity, debt equity, shareholder loan or otherwise.

3.3.         Repayment of the Loan Agreements. Not later than the Closing the Purchaser shall transfer the funds necessary for the Company to repay the Lenders (as defined in the Extended Loan Agreement) the outstanding balance of the Extended Loan Agreement (“Loan Balance”).

3.4.         Ordinary Course of Business. The Company shall assure that its operations commencing upon the date of this Agreement and terminating upon Closing, shall be conducted in the ordinary course of business, consistent with historical revenue, expense and cash management procedures and practices (the “Operating Covenant”). In the event the Company considers an expenditure outside of the requirements of the Operating Covenant, then the mutual consent of the Company and the Purchaser shall be required to take such action or inaction.

4.            Closing Conditions Precedent

The obligation of the Purchasers to consummate the transactions contemplated hereby is subject to the satisfaction (unless expressly waived by the Purchasers in writing) on or prior to the Closing Date of the following conditions (“Closing Conditions”):

4.1.        All Selling Shareholders shall have signed and executed this Agreement and delivered the executed Agreement to the Company and the Purchaser and each Selling Shareholder signature shall be deemed effective as of the Effective Date.

4.2.       The Company shall adopt and approve on or before the Closing the Amended and Restated Articles of Association in the forms of Schedule4.2 attached hereto, including, inter alia, conversion of all outstanding classes of shares into Ordinary Shares (the “Restated Articles”), which shall be submitted with the Israeli Company Registrar on or before the Closing.

4.3.         The Company shall have entered into duly executed employment agreements or service agreements between the Company and certain employees, listed in Schedule 4.3 hereto (“Required Personnel”) substantially in the form to be agreed upon by the Purchaser and the Company and negotiated in good faith with the Required Personnel no later than the Closing Date (collectively, “Employment Agreements”).

4.4.        Purchaser shall have closed an equity financing of an aggregate amount of not less than US$40,000,000 (forty million US dollars), including the Consideration (“Closing Amount”).

4.5.         Concurrent with Closing the Company shall repay the Lenders Loan Balance and issue Ordinary Shares to the Lenders as provided for under the Extended Loan Agreement.

4.6.         Purchase shall deliver to the Company and the Selling Shareholder the capitalization table, Schedule 8.12.

4.7.         No material adverse effect shall have occurred in the business, operations, prospects, condition (financial or otherwise), assets or liabilities of the Company (“Material Adverse Effect”) prior to the Closing (regardless of whether or not such events or changes are inconsistent with the representations or warranties of the Company or the Selling Shareholders contained herein).

5.            Closing of Purchase

5.1.         Closing. The closing provided for in this Agreement and other transactions contemplated hereby (“Closing”) shall be held remotely via the exchange of documents and signatures, on February 15, 2021, or upon the Purchaser’s written request at any date within a 45 (forty five) day period thereafter (“Closing Date”) or such other place, date or time as the Company, the Selling Shareholders and the Purchaser shall mutually have agreed upon provided that all conditions set forth in this Section 5 have been met by then.

5.2.         Transactions at the Closing. On or before the Closing Date, the following deliveries and transactions shall occur, and the following actions shall have been performed and shall be considered as taken simultaneously and no transaction shall be deemed to have been completed and no action shall be deemed as taken or document delivered unless and until all have been taken, delivered and completed:

5.2.1.      Board Resolutions. True and correct copies of resolutions of the board of director of the Company, in the form attached hereto as Schedule 5.2.1, approving (i) the execution, delivery and performance by the Company of this Agreement and all documents and agreements ancillary to the Agreement, including any and all of the Schedules and Exhibits hereto to which the Company is a party (collectively, “Transaction Documents”); (ii) the amendment of the current Articles of Association of the Company (the “Articles”); and (iii) the transfer at the Closing of the Shares.

5.2.2.      Shareholder Resolutions. True and correct copies of resolutions of the shareholders of the Company (the “Shareholders”), in the form attached hereto as Schedule 5.2.2, approving (i) the execution, delivery and performance by the Company of the Transaction Documents; (ii) the amendment of the Articles; and (iii) the transfer at the Closing of the Shares.

5.2.3.      Shareholders’ Waiver. All of the Shareholders have signed enforceable waivers in respect of any right of first refusal with respect to the Shares other similar rights directly or indirectly affecting the transaction contemplated hereunder, in the form attached hereto as Schedule 5.2.3.

5.2.4.      Share Transfer Deeds. Each shareholder shall sign and execute the Transfer Deed, Exhibit B, and deliver a copy of the Transfer Deed to the Company and the Purchaser.

5.2.5.      Shareholders’ Register. The Company shall transfer the Shares to Purchaser in the shareholders register of the Company, in the form attached hereto as Schedule 5.2.5.

5.2.6.    The Company shall transfer to the Purchaser duly completed and executed notices to the Israeli Registrar of Company, regarding the: (i) adoption of the Amended Articles; (ii) transfer of the Shares; and (iii) appointment of each of the Purchaser designated nominees as directors of the Company, all in the forms attached hereto as Schedule 5.2.6 (A), Schedule 5.2.6 (B) and Schedule 5.2.6 (C), respectively; all of the foregoing duly ready for filing with the Israeli Registrar of Company immediately following the Closing.

5.2.7.      Consideration. The Purchaser shall pay the Consideration to the Selling Shareholders, less the Holdback Amount in immediately available US Dollar funds by wire transfer to the Paying Agent bank account in accordance with the wire instructions set forth opposite each Selling Shareholder’s name on Schedule 5.2.7 (“Wire Instructions”). Upon receipt of the Consideration and the Paying Agent will distribute the Consideration to the Selling Shareholders according to the terms and conditions of this Agreement and as set forth on column II on Exhibit A hereto. Payment of the Consideration to the Paying Agent will be deemed payment of the Consideration to the Selling Shareholders.

5.2.8.      Escrow Amount. The Purchaser shall pay the Holdback Amount in immediately available US Dollar funds by wire transfer to the Escrow Agent in accordance with the wire instructions set forth opposite each applicable Selling Shareholder’s name on Schedule 5.2.8. 5.2.7

6.           Representation and Warranties of the Selling Shareholders

Each Selling Shareholder, severally and not jointly and with respect to itself only, hereby represents and warrants to the Purchaser and the Company as of the date hereof and acknowledges that the Purchaser and the Company are entering into this Agreement in reliance thereon, as follows:

6.1.         The execution and performance of the Agreement by it does not violate, result in a breach of, conflict with or entitle any party to terminate or call a default under any contract or agreement, or violate or result in a breach of any law or judgment binding on the Selling Shareholder.

6.2.         The Shares sold by such Selling Shareholder hereunder shall be fully paid, duly authorized, and validly issued.

6.3.         Other than as set forth in Schedule 6.3 hereto each Selling Shareholder is the record and beneficial lawful owner of the Shares, and upon the consummation of the transactions contemplated hereinunder the Purchasers will acquire from such Selling Shareholder good, valid and marketable title to the Shares free and clear of all Encumbrances. The Selling Shareholder is not a party to any option, warrant, purchase right or other Contract (as defined below) that could require the Selling Shareholder to sell, transfer or otherwise dispose of any Shares (other than pursuant to this Agreement). The Selling Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any such Shares that will not be terminated upon the consummation of the transaction contemplated hereunder.

6.4.         Upon payment of the Consideration payable to the Selling Shareholder pursuant to Section 1.2 above, the Selling Shareholder shall transfer to Purchaser good, valid, and marketable title to the Shares held by the Selling Shareholder, free and clear of all Encumbrances.

6.5.         The Company does not have liability (contingent, monetary or otherwise) towards the Selling Shareholder, under any contract, undertaking, promise or any other basis, in equity or at law, and in consideration for the Company’s consent to the transaction contemplated hereinunder the Selling Shareholder hereby irrevocably and unconditionally waives, releases, acquits, agrees to indemnify and hold harmless and forever discharges the Company, the Purchaser, and their respective affiliates, shareholders, partners, directors, officers, employees, agents, successors and assigns (“Related Parties”) of and from any and all actions, causes of action, claims, demands, liabilities, losses, obligations, damages, costs and expenses, whether fixed or contingent, known or unknown, in law or in equity, that the Selling Shareholder, or his/her heirs, executors, administrators, successors or assigns ever had, now has, or may have against any of the foregoing persons and entities.

6.6.         Each Selling Shareholder shall indemnify and hold harmless the Company, the Purchasers and their Related Parties for and against any taxes imposed or incurred by any applicable governmental or regulatory authority on the Company, or its respective Related Parties, with respect to the transactions contemplated hereunder, and for any interest, linkage differentials, penalties, damages, losses, costs and expenses (including reasonable attorney’s fees) imposed or incurred by the Company, or its respective Related Parties in connection with such taxes.

6.7.         The Selling Shareholder is not insolvent, and, to the Selling Shareholder’s knowledge, there has been no request for, nor has there been issued, any bankruptcy decree against the Selling Shareholder, whether temporary or permanent. The Selling Shareholder will not be rendered insolvent as a result of the transactions contemplated hereby and is currently paying his debts as they become due.

6.8.         For the purpose of this Section 6:

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest, third-party right and/or claim or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer, use or ownership of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Contract” means any written, oral, or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note warranty insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

6.9.         Each of the Selling Shareholders listed in Schedule 6.9 (“Designated Shareholders”) hereby acknowledges that they have been an integral part of the operations of the Company and in this regard have relationships with customers, vendors and other contacts critical to the successful performance of the Company. Each Designated Shareholder agrees to the following, which shall commence upon the Closing or upon termination of any employment or consulting relationship they may have with the Company, whichever is later (the “Commencement Date”):

6.9.1.      Starting on the Commencement Date and during a two-year period of time thereafter (“Lock-Up Period”), each Designated Shareholder shall not, on his/her behalf or on behalf of another person or entity, contact, solicit, or transact business with any customer of the Company with which the Company has transacted business for the purposes of offering or providing any services or products which are competitive, directly or indirectly with the Products or the products of the Company at the time of the contact.

6.9.2.      During the Lock-Up period each Designated Shareholder shall not, directly or indirectly, own, manage, operate, join or control or participate in the ownership, management, operation or control of, or be an officer, director, shareholder, partner, member or employee or independent contractor of, or consultant to any other entity engaged in a business in competition with the Products or which is substantially similar to the Products or the Company’s products at the time of the alleged noncompetition within the countries of the United States and Israel and then any other country in which the Company eventually operates.

6.9.3.      During the Lock-Up Period each Designated Shareholder further covenants and agrees, such Designated Shareholder will not directly or indirectly: (i) induce or attempt to induce any employee, agent, vendor or contractor to terminate their relationship with the Company; (ii) otherwise interfere with or disrupt the Company’s relationship with its employees, agents, vendors or contracts; or (iii) employ any person employed or retained by the Company at any time within six (6) months of the termination of such Selling Shareholder’s relationship with the Company.

6.9.4.      Each Designated Shareholder’s obligations under this Section 6.9 are necessary and essential to protect the business and legitimate interests of Company and Purchaser and to realize and derive all the benefits, rights and expectations of conducting Company’s business, and that the scope and duration of such obligations and the other protective covenants contained herein are fair, reasonable and proportional in all aspects, especially in light of the Consideration and Additional Consideration to which each Designated Shareholder is entitled under the Agreement (which constitutes, among others, good and valuable consideration for such Designated Shareholder’s consent and agreement to be bound by such covenants).

6.9.5.      Notwithstanding, the provisions of this Section 6.9 shall not apply to (a) any activity excluded under any current service or employment contract, including the non-compete undertaking thereunder, between the Company and each Designated Shareholder, and (b) Mr. Abramov’s current involvement in the project known as “City Transformer”. Attached as Schedule 6.9.5 is a list of all contracts which would exclude the restrictive obligations set forth in this Section 6.9. Mr. Abramov hereby represents that the City Transformer project does not involve any technology or intellectual property presently utilized or owned by the Company.

7.            Representations and Warranties of the Company

The Company hereby represents and warrants to the Purchaser that, subject to the exceptions set forth on a disclosure schedule furnished to the Purchaser and attached hereto as Schedule 7 specifically identifying the relevant subsection hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder (the “Disclosure Schedule”), the following to be true and correct, in all respects, as of the date hereof and at the Closing, and acknowledge that the Purchaser is entering into this Agreement, in reliance thereon. For the purpose of this Agreement “best knowledge” means the knowledge of the Company following reasonable inquiry (unless specifically indicated otherwise).

7.1.         Organization and Qualification.

7.1.1.      The Company is a private company, duly organized and validly existing under the laws of the state of Israel. The Company has all requisite corporate power and authority to own and operate their properties and assets, to execute and deliver this Agreement and all ancillary documents and to carry on their business as presently conducted and as proposed to be conducted. The Company is duly qualified and authorized to do business and is in good standing.

7.1.2.      The Company has not taken any action or failed to take any action required to allow any of the Company to conduct its business, which action or failure would preclude or prevent such Company from conducting its business after the Closing in the manner heretofore conducted. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by. The Company is not aware of any reason that would prevent them from obtaining, without undue burden or expense, any similar authority for the conduct of their business as proposed to be conducted.

7.2.         Capitalization.

7.2.1.      As of immediately prior to the Closing Date, the authorized share capital of the Company is NIS 150,000 (one hundred fifty thousand New Israeli Shekels) divided into: (i) 10,971,419 (ten million nine hundred seventy one thousand four hundred nineteen) Ordinary Shares, NIS 0.01 par value per share; (ii) 28,581 (twenty eight thousand five hundred eighty one) Ordinary A Shares, NIS 0.01 par value per share; (iii) 2,000,000 (two million) Preferred A Shares, NIS 0.01 par value per share; and (iv) 2,000,000 (two million) Shares, NIS 0.01 par value per share.

7.2.2.      The Company has reserved 253,166 (two hundred fifty-three thousand one hundred sixty-six) Ordinary Shares for issuance to employees, directors and consultants of the Company under its equity incentive or similar plan.

7.2.3.      As of immediately following the Closing, the authorized share capital of the Company is NIS 150,000 (one hundred fifty thousand New Israeli Shekels) divided into 15,000,000 (fifteen million) Ordinary Shares, NIS 0.01 par value per share.

7.2.4.      The capitalization table attached hereto as Schedule 7.2.4 (the “Capitalization Table”) sets forth the number and class of shares held by each shareholder of the Company, and the total number of reserved and granted options, warrants, and all other rights to subscribe for, purchase or acquire from the Company any share capital following the Closing. The individuals identified in the Capitalization Table as the shareholders of the Company are the owners, beneficially and of record, of all of the issued and outstanding share capital of the Company and of all rights thereto, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trusts and other voting agreements calls or commitments of every kind. Except as described in the Capitalization Table, none of the said individuals or companies owns any other share capital, options, or other rights to subscribe for, purchase or acquire any capital stock of the Company from the Company or from any other shareholder. The Capitalization Table describe all promises or commitments, oral and written, to any employees, former employees, directors, officers, consultants, third parties or contractors of the Company, concerning grants or issuance of shares in the Company or options to purchase such shares made by the Company or any director or officer of the Company. Except as set forth in the Capitalization Table, there are no options, warrants or other securities, conversion privileges or other rights presently outstanding or reserved to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company.

7.2.5.      All issued and outstanding share capital of the Company was duly authorized, and is validly issued and outstanding and fully paid, and was issued in compliance with all applicable laws concerning the issuance of securities.

7.2.6.      Immediately prior to Closing, the Company shall provide Purchaser with a final Capitalization Table, to be attached as Schedule 7.2.6 (“Closing Cap-Table”), extinguishing all rights to any securities issued or to be issued by the Company, under conversion, exercise or otherwise, other than the number of Ordinary Shares set forth adjacent to each Shareholder. The finalization of the Closing Cap-Table Schedule 7.2.6, shall be a condition to Closing.

7.3.         Authorization; Binding Obligations.

7.3.1.      All corporate actions on the part of the Company and its directors and shareholders, necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing has been taken. This Agreement, when executed and delivered, will be valid and binding obligation of the Company enforceable in accordance with its terms.

7.3.2.      No consent, approval, order, license, permit or, action by any governmental authority or any other third party, on the part of the Company is required that will not been obtained by the Company prior to the Closing in connection with the valid execution, delivery and performance of the Agreement or any of the Ancillary documents.

7.4.         Subsidiaries. The Company does not own any of the issued and outstanding share capital of any other company or is a participant in any partnership or joint venture.

7.5.         Financial Statements

7.5.1.      The Company has delivered to the Purchaser copies of its audited financial statements for the years ending December 31, 2019 (“2019-Financial Statements”) and trial balances as of December 31, 2020 (“Trial Balance”) (2019-Financial Statement and Trial Balance collectively, “Financial Statements”).

7.5.2.      The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with Israeli GAAP (excluding the respective trial balances), applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise, other than: (i) liabilities incurred in the ordinary course of business subsequent to January 1, 2021 under contracts and commitments, which in the aggregate do not exceed US$250,000 (two hundred fifty thousand US Dollars), (ii) and (ii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements. The aggregate outstanding liabilities of the Company as of February 3, 2021 were US$ 490,963 and US$1.838 million (loan from investors, including accrued interest).

7.5.3.      The details and balance as of February 3, 2021, of all of Company’s bank accounts is US$ 1,806,056 as listed in Section 7.5.3 of the Disclosure Schedule.

7.6.         Absence of Changes. Except as set forth in Section 7.6 of the Disclosure Schedule, the Company has conducted their business in the ordinary course consistent with past practice, and there has not been:

7.6.1.      any waiver, cancellation, or modification by the Company of a material right or of a debt owed to it.

7.6.2.      any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families.

7.6.3.      any incurrence of indebtedness by the Company for money borrowed or of any other nature individually in excess of US$100,000 (one hundred thousand US Dollars) individually or in excess of US$250,000 (two hundred fifty thousand US Dollars) in the aggregate.

7.6.4.      payment of any bonuses to employees of the Company or entering into any employment, severance or similar agreement (or amendment of any such agreement) or agreement to increase the compensation or any benefits payable to or being provided to the Company’s directors, officers, employees, agents or representatives;

7.6.5.      any sale, assignment, or transfer of any rights to, or in connection with, any patents, trademarks, copyrights, trade secrets or other intangible assets.

7.6.6.     any resignation or termination of employment of any key employee of the Company; and the Company does not know or have reasonable indication of the impending resignation or termination of employment of any such employee.

7.6.7.      any mortgage, pledge, or subjection to any lien on any of the assets of the Company, or acquisition of any assets or the sale, assignment, transfer, conveyance, lease, or other disposition of any assets of the Company.

7.6.8.      any making or committing to make any capital expenditures or capital additions or improvements.

7.6.9.      any other extraordinary act, event or condition of any character which would be reasonably likely to materially and adversely affect the assets, properties, financial condition, operating results, or business of the Company; or

7.6.10.     any agreement or commitment by the Company to do any of the foregoing.

7.7.         Contracts. Section 7.7 of the Disclosure Schedule contains a true and complete list of all material contracts, agreements, instruments, leases, licenses, arrangements or undertakings of any nature, written or oral and currently in effect, of the Company which involve future payments including royalty payments, performance of services, development of products, or delivery of goods or materials to or by the Company (hereinafter referred to collectively as “Contracts”). The Company has furnished to the Purchaser true, correct, and complete copies (or where oral, written descriptions) of all Contracts. All Contracts are in full force and effect, the Company has performed and is not in breach or in default in any material respects of any of its obligations thereunder and to the Company’s knowledge, all third parties with whom the Company has transacted business have performed in all material respects all of their obligations thereunder, in both cases, which were due to have been performed. The Company has not received from any party to a Contract a claim to the effect that the Company has failed to perform a material obligation thereunder. To the Company’s knowledge, no party to any Contract is in breach or in default in any material aspect of its obligations thereunder, nor has any such party notified the Company of an intention to terminate or not renew any such Contracts. Section 7.7 of the Disclosure Schedule shall also identify any Contracts which require the consent of a party not a party to this Agreement prior to the Closing, if any.

7.8.         Interested Party Transactions. Except as forth in Section 7.8 of the Disclosure Schedule, no officer, director or shareholder of the Company, or any affiliate of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. Except as forth in Section 7.8 of the Disclosure Schedule, there are no existing agreements, arrangements or proposed transactions between the Company and any officer, director, or shareholder of the Company, or any affiliate or associate of any such person. No employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than in connection with employee compensation and benefits pursuant to written employment or engagement agreements referenced elsewhere herein).

7.9.         Compliance with Other Instruments.

7.9.1.      The Company is not in violation or default (a) under its Articles or other governing instruments, or under any note, indenture, mortgage, agreement, contract, or instrument to which the Company is a party or by which it or any of its property is bound or (b) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental authority, domestic or foreign.

7.9.2.      Since inception of the Company, the Company has not received any written notices, citations or decisions by any governmental or regulatory body that (i) any product or content produced, developed, manufactured, marketed or distributed at any time by the Company and/or (ii) any service provided, developed, marketed or distributed at any time by the Company fails to meet any applicable regulations promulgated by any such governmental or regulatory body.

7.10.       No Breach. Neither the execution and delivery of this Agreement and of any of the ancillary documents, nor compliance by the Company with the terms and provisions hereof and thereof, will conflict with, or materially result in a breach or violation of, any material term, condition and provision of: (i) the Company’s Articles of Association, or other governing instruments of the Company; the Company further represents that the approval of the Restated Articles shall be made in strict compliance with the Articles, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, to which the Company is subject, (iii) any agreement, contract, lease, license or commitment to which the Company is a party, or (iv) any applicable law. Such execution, delivery and compliance will not (a) give to third parties any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph or (b) otherwise require the consent or approval of any person, which consent, or approval shall not be obtained until the Closing Date.

7.11.       Records. There are no outstanding applications or filings, which would alter in any way such documents or the corporate status of the Company. No resolutions have been passed, enacted, consented to or adopted by the board of directors of the Company (or any committee thereof) or shareholders of the Company, except for those, which have been provided to the Purchaser and are listed in Section 7.11 of the Disclosure Schedule. The corporate records of the Company are complete and accurate in all material respects.

7.12.       Litigation. Except as forth in Section 7.12 of the Disclosure Schedule, there is no action, suit, proceeding, investigation or governmental inquiry pending or, to the Company knowledge, currently threatened against the Company or any of their officers, directors, or employees (in their capacity as such), or against the Company’s properties, before any court, arbitration board or tribunal or administrative or other governmental agency, nor is there any basis known to the Company for the foregoing. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate. None of the directors or officers of the Company is or has been subject to any bankruptcy proceedings or is or has been the officer of any company which has been the subject of liquidation or insolvency proceedings.

7.13.       Insurance. The Company has in full force and effect the insurance policies as set forth in Section 7.13 of the Disclosure Schedule. The Company is materially in compliance with all the conditions and demands set forth in the insurance policies. The Company represents and warrants that no insurer has denied a request to provide insurance policies to the Company.

7.14.       Labor Issues

7.14.1.    Section 7.14.1 sets forth a list of (a) all salaried employees of the Company, together with each such employee’s position, date of employment, salary, and any other compensation payable to such employee (including, without limitation, compensation payable pursuant to bonus, deferred compensation or commission arrangements), and (b) each contract, commitment, arrangement, whether oral or written, relating to the employment of, or the performance of services by, any employee, consultant, or independent contractor including all benefits payable or which the Company is bound to provide (whether now or in the future) to each officer, employee and consultant of the Company and the foregoing are true and complete.

7.14.2.    Except as set forth in Section 7.14.2 of the Disclosure Schedule, the Company does not have an employment contract with any officer or employee or any other consultant or person which is not terminable by the Company at will without liability, upon not more than thirty (30) days’ prior notice. No key employee of the Company has been dismissed in the last six (6) months or has given notice of termination of his employment or the intent to terminate such employment.

7.14.3.    There are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any officer or former officer or employee or former employee of the Company or for the benefit of the dependents of any such person in effect at the date hereof except as provided in the employment agreements and annexes thereto as referenced in Section 7.14.3 of the Disclosure Schedule. The Company has complied in all material respects with all applicable employment laws. The Company has complied with all material legislative or other official provisions relating to the Company’s employees and their terms and conditions of employment and has made all deductions and payments to the Income Tax Authorities and the National Insurance Institute (“Bitu’ach Leumi”) required to be made by law or any other deductions or payments required by law. There are no severance or other benefits owed to any party, including, but not limited to Company employees, which shall become due and owing as a result of the Closing. All obligations, commitments and liabilities in connection with the employment of the Company’s employees, (including, but not limited to, social security payments, income tax withholdings, severance payments, pension and vacation pay, all as required by law, regulation and agreement) have been complied with by the Company when due and shall be fully funded as of Closing.

7.14.4.    Other than set forth in Section 7.14.4 of the Disclosure Schedule, the Company does not operate any plan which would require the future funding for the benefit of Company employees, including but not limited to deferred compensation, share incentive scheme, share option scheme or profit-sharing scheme for the benefit of any of its officers or employees other than those contractual provisions included in the employment agreements disclosed to the Purchaser and listed above.

7.14.5.    The Company is not a party to or bound by any collective bargaining agreement or other labor union contract nor do any of their employees benefit from any collective bargaining or similar agreement by way of any applicable employment laws, regulations and extension orders (“tzavei harchava”), except for those provisions of general agreements between the Histadrut (General Organization of Workers in Israel) and any Employers’ Union or Organization that are applicable to all the employees in the State of Israel by Extension Order, and no collective bargaining agreement is being negotiated by the Company and the Company does not have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any person employed by the Company. The Company is not aware of any activities or proceedings of any labor union or to organize its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the best knowledge of the Company, threatened which may interfere with the business activities of the Company. To the best knowledge of the Company, none of its employees has committed any unfair labor practice in connection with the operation of the businesses of the Company, and there is no charge or complaint against the Company by any governmental entity pending or threatened.

7.15.       Ownership of Assets. The Company does not own or lease any real property, except as set forth in Section 7.15 of the Disclosure Schedule, which also contains a complete and accurate description of all materiel machinery, equipment, furniture, supplies and all other tangible property owned by, in the possession of, or used by the Company in connection with its business. The Company has good and marketable title to all of the tangible properties and assets, that it purports to own, and it is not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, except, such imperfections in the title and encumbrances, if any, which do not materially impair the Company’s ability to use such property or assets. The Company is not in default or breach of any material provision of its leases and holds valid leasehold in the properties it leases. The Company’s shareholders do not own, hold or possess, in their individual, corporate or any other capacity, any property, whether tangible or intangible, which is material, individually or in the aggregate, to the financial condition, operations or business of the Company.

7.16.       Intellectual Property.

7.16.1.    (i) The Company owns or has the right to use, free and clear of all liens, claims and restrictions, all patents, trademarks, service marks and trade names (if any) and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs (whether in object or source code form) and technical data and information (collectively, “Intellectual Property”), used by the Company, and (ii) such Intellectual Property does not infringe upon or violate any right, lien, or claim of others. A complete list of all Intellectual Property of the Company is provided in Section 7.16.1 of the Disclosure Schedule. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

7.16.2.    There is no other Intellectual Property of any kind that is not in the full ownership of or being independently developed by or for the Company, or that the Company is not free to use that is necessary for the Company to conduct its business as currently conducted or as proposed to be conducted, and that would require any payment of any fee or royalty.

7.16.3.    Any and all Intellectual Property of any kind which has been developed prior to the inception of the Company or is currently being developed, by any employee or consultant or independent contractor of the Company (collectively, “Service Providers”) is and shall solely be the exclusive property of the Company. Other than the Service Providers, as of the date hereof there are no other employees or consultants or independent contractors which develop Intellectual Property for the Company. The Company has endeavored to take all security measures to protect the secrecy, confidentiality, and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. The Service Providers and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, have entered into a written agreement with the Company in form and substance satisfactory to the Company’s management (“Proprietary Information and Non-Competition Agreement”) regarding full and irrevocable assignment of rights, ownership and treatment of the Intellectual Property developed prior or subsequent to the inception of the Company and used or to be used by the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, will materially conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the officers, director or the Company’s employees, are now obligated.

7.16.4.    The Company has not received any communications alleging that the Company has violated or by conducting its business, would violate, any Intellectual Property of any other person or entity. The Company has not received notice and is not aware of any infringement of or conflict with asserted rights of others, with respect to any of its Intellectual Property, or of any facts, or assertion of any facts which would render any of the Intellectual Property invalid.

7.16.5.    No officer, director, nor any of the Company’s employees, is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as currently proposed to be conducted. It is not, and, to the Company’s knowledge, will not become, necessary to utilize any inventions, and particularly, patent applications, of the Company’s employees, made prior to their employment by the Company other than those that have been fully and irrevocably assigned to the Company pursuant to the Proprietary Information and Non-Competition Agreements signed by such employees.

7.16.6.    All existing and former Service Providers have fully and irrevocably transferred and assigned to the Company all of the know-how, technology, intellectual property rights and any and all information acquired or developed by such Service Providers in connection with the research and development of the Intellectual Property and with respect to the Company’s contemplated business and have undertaken that all future developments and inventions relating thereto and developed by the Service Providers in connection with the Company’s business shall belong exclusively to the Company.

7.16.7.    The Company has not granted any leases, licenses, arrangements, or undertakings of any nature, written or oral which involve licenses, future licenses or use of the Company’s Intellectual Property (collectively, “Licenses”).

7.16.8.    The Company has not embedded any open source, copyleft or community source code in any of their products generally available or in development, including but not limited to any libraries or code licensed under any general public license, lesser public or similar license arrangement that requires the Company to disclose or distribute any source code to the Company’s Intellectual Property or prevents the Company from charging a fee in exchange for licensing or providing the Company’s Intellectual Property to any third party. No open source licenses limits, restricts, governs, or effects in any way the Company’s intellectual property rights in and to the Company’s Intellectual Property.

7.16.9.     No (i) government funding; (ii) facilities of a university, college, other educational institution, or research center; or (iii) funding from any person was used in the development of the Intellectual Property owned by the Company. No current or former Service Provider, who was involved in, or who contributed to, the creation or development of any Intellectual Property, has performed services for any government, university, college or other educational institution, research center, security forces or other public services during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

7.16.10.   The Company has not collected any personally identifiable information from any third parties except in compliance with applicable law. The Company has complied with applicable legal requirements and their internal privacy policies relating to the use, collection, storage, disclosure, and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company.

7.17.       Taxes.

7.17.1.    All tax returns required to be filed by the Company with any governmental authority have been timely filed after giving effect to any extensions. All such tax returns are true, complete, and correct in all respects. The unpaid taxes of the Company do not exceed the accruals and reserves for taxes set forth in the Financial Statements in the ordinary course of business consistent with past practice. The Company does not have any liability for any taxes other than as set forth in the Financial Statements or as incurred since the Financial Statements applicable dates in the ordinary course of business.

7.17.2.    The Company has withheld or collected all tax required by applicable laws to have been withheld or collected and, to the extent required, paid over such taxes to the appropriate governmental authorities, and complied with all information reporting and withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other person.

7.17.3.    Except at set forth in Section 7.17.3 of the Disclosure Schedule there is no claim or dispute concerning any liability with respect to taxes of the Company claimed or raised by any governmental authority in writing, other than such claims or disputes which have been satisfied by payment or been withdrawn. There is no audit, examination, or similar proceeding currently in progress or pending with respect to taxes or tax returns of the Company.

7.17.4.    All books and records which the Company is required to keep under applicable laws to for tax purposes (including all documents and records likely to be needed to defend any challenge by any governmental authority to the transfer pricing of any transaction) have been duly kept in compliance with all applicable requirements, including applicable laws with respect to bookkeeping and tax laws and are available for inspection at the premises of the Company.

7.17.5.    Any option plan that was intended to qualify as a capital gains route plan under Section 102 of the Israeli Income Tax Ordinance has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by the passage of time without objection by, the ITA. All of the Company’s securities or options to purchase securities which are subject to taxation under Section 102 of the Israeli Income Tax Ordinance, if any, have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102 of the Israeli Income Tax Ordinance and the written requirements and guidance of the ITA, including, without limitation, the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold such options or securities, and the due and timely deposit of the required documentation and details with such trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance and the guidance and clarifications published by the ITA in connection therewith.

7.18.       Grants, Incentives and Subsidies. Except at set forth in Section 7.18 of the Disclosure Schedule, the Company has not obtained royalty-bearing grants or other grants from the Israel Innovation Authority (formerly known as the Office of the Chief Scientist) or any similar authority. The Company is not an “approved enterprise” under the Israeli law for Encouragement of Capital Investments, 5719-1959.

7.19.       No Broker Fees. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under this Agreement. The Company has never been a party or have terminated all of its engagements, agreements and/or undertakings with and/or toward any brokers and there is no outstanding obligation, whether in cash or in equity, in favor of any brokers.

7.20.       Full Disclosure. The representations and warranties made by the Company in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein in order to make such statements, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to the Purchaser or his representatives true and complete copies of all documents which are referred to in this Section 6. Without derogating from any representations and warranties contained in this Section 6, the Company has provided to the Purchaser or his representatives all documents in its possession relating to the Company, in each case, regarding facts or circumstances that could reasonably be expected to have a material adverse effect on the business, operations, prospects, condition (financial or otherwise), assets or liabilities of the Company (“Material Adverse Effect”). Moreover, to the Company’s best knowledge there has been no event or occurrence that could reasonably be expected to have a Material Adverse Effect on the Company.

7.21.       Disclaimer of other Representations and Warranties. The Representations and Warranties made by the Company herein, are the exclusive representations and warranties made thereby in connection with the transactions contemplated hereby, including, without limitation, with respect to the Company, its businesses, assets, and liabilities.

8.            Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company and the Selling Shareholders, and acknowledges that each of the Company and the Selling Shareholders enters into this Agreement in reliance thereon, in respect of itself solely, as follows:

8.1.         Enforceability. This Agreement and the other agreements contemplated hereby or which are ancillary hereto that are to be executed by the Purchaser, when executed and delivered by the Purchaser, will constitute the valid, binding and enforceable obligations of the Purchaser, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

8.2.         Purchase for Own Account. The securities purchased by the Purchaser will be acquired by Purchaser for investment for the Purchaser’s own account and not with a view to the distribution or resale thereof; subject, nevertheless, to the condition that the disposition of the property of the Purchaser shall at all times be within Purchaser’s control.

8.3.         Access to Management. It has spoken to members of management of the Company, has had an opportunity to ask questions of management, has received answers to questions asked, and without any limitation upon the Company’s representations in Section 7 above has received all materials to his satisfaction in response to its requests.

8.4.         Experience. The Purchaser confirms that he is aware that the Company has been in the development stage since its inception and that it has a short operating history. The Purchaser is an experienced investor and has reviewed and inspected all of the data and information provided to Purchaser by the Company in connection with this Agreement and has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of such an investment, and of investing in the Company, and is aware of the special risks inherent in investing in companies in the development stage such as the Company, including the risk of loss of all or a portion of the money invested. The Purchaser can bear the risk of the investment hereunder and a complete loss thereof. The Purchaser represents and agrees that the Shares are purchased only for investment, for its own account, and without any intention to sell or distribute the Shares.

8.5.         No Public Market. The Purchaser understands that the Shares have not been registered under Israeli or U.S. securities laws and no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities, and that in the absence of an effective registration statement or prospectus covering the Shares or an available exemption from registration under the applicable securities laws the Shares may have to be held indefinitely.

8.6.         Disclosure of Information. Without limiting the Company’s representations in Section 7 above, the Purchaser further represents that it has conducted a due diligence inquiry regarding the Company, in the framework of which he has received from the Company all documents requested, had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares, including, without limitation, regarding the business, operations, properties, prospects, technology, plans and financial affairs of the Company.

8.7.         Money Laundering. (i) the transaction hereunder does not constitute an act of money laundering pursuant to the Prohibition on Money Laundering Law, 5760-2000 and the regulations promulgated thereunder, or any law, which may replace or amend it, as shall be in force from time to time; (ii) all payment made by Purchaser will originate from bank accounts bearing the identity of the Purchaser; and (iii) the Purchaser will comply with any reasonable request of each Selling Shareholder’s bank for information in connection with payment of the Investment Amount to the Company and will promptly submit any declaration, statement or affidavit requested by the bank.

8.8.         Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Purchaser in connection with any of the transactions contemplated under this Agreement.

8.9.         Transfer Price Policy. Purchaser confirms that it is aware that sale of Products from the Company to Purchaser is subject to conclusion and set-up of a transfer price policy, all subject and in accordance with the terms and provisions of the Israel Tax Ordinance [New Version] (“Ordinance”) and the applicable directives of the Israeli Income Tax Authority (“ITA”).

8.10.       License. Purchaser confirms that it is aware that a grant of license from Company to the Purchaser, or any other entity designated by the Purchaser, or a right to manufacture the Products (“License”) will be subject to and in accordance with the terms and provisions of the Ordinance and the applicable directives of the ITA.

8.11.       Fund Raising. Prior to Closing Purchaser shall have concluded an equity financing of not less than the Closing Amount.

8.12.       Purchaser Capital. The capitalization table to be attached hereto at Closing as Schedule 8.12 (the “Purchaser Capitalization Table”) will set forth the number and class of shares held by each stockholder of the Purchaser at Closing, and the total number of reserved and granted options, warrants, and all other rights to subscribe for, purchase or acquire from the Purchaser any share capital following the Closing. The entities and individuals identified in the Purchaser Capitalization Table as the shareholders of the Purchaser are the owners, beneficially and of record, of all of the issued and outstanding share capital of the Purchaser and of all rights thereto, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trusts and other voting agreements calls or commitments of every kind. Except as described in the Purchaser Capitalization Table, none of the said individuals or entities owns any other share capital, options, or other rights to subscribe for, purchase or acquire any capital stock of the Purchaser from the Purchaser or from any other stockholder. The Purchaser Capitalization Table describes all promises or commitments, oral and written, to any employees, former employees, directors, officers, consultants, third parties or contractors of the Purchaser, concerning grants or issuance of shares in the Purchaser or options to purchase such shares made by the Purchaser or any director or officer of the Purchaser. Except as set forth in the Purchaser Capitalization Table, there are no options, warrants or other securities, conversion privileges or other rights presently outstanding or reserved to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Purchaser.

8.13.       Issue of the Additional Consideration Shares. All issued and outstanding share capital of the Purchaser was duly authorized, and is validly issued and outstanding and fully paid, and was issued in compliance with all applicable laws concerning the issuance of securities. Each Additional Consideration Share, when issued and allotted in accordance with this Agreement, will be duly authorized, validly issued, fully paid and free of any preemptive rights, anti-dilution rights or other similar rights, and will have the rights, preferences, privileges, and restrictions set forth in the certificate of incorporation of the Purchaser, Schedule 8.13 hereto, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind and duly registered in the name of the respective Selling Shareholder in the Purchaser’s stock register/ledger

8.14.       Anti-Dilution. The Additional Consideration Shares shall be entitled to a full-ratchet anti-dilution protection until the Purchaser shall have consummated an equity financing for the aggregate amount of US$ 60,000,000.

8.15.       Business Plan. The business plan of the Purchaser is attached as Schedule 8.15 hereto.

9.            Covenants

9.1.         Conduct of Business. From the Effective Date until the Closing, the Company shall: (a) conduct its business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current organization and operations, and to preserve the rights, goodwill and relationships with the employees, customers, lenders, suppliers, and others having relationships with the Company.

9.2.         No Issue of Shares. Other than as specifically set forth in this Agreement, as of the Effective Date and until Closing the Company shall not issue or grant any securities to any shareholders or third party.

9.3.         Access of Information. From the Effective Date until the Closing, the Company shall (a) afford Purchaser and its representatives during working days in Israel (Sunday through Thursday) between 09:00 a.m. and 05:00 p.m. Israel time (GMT+2) reasonable access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Company; (b) furnish Purchaser with such financial, operating and other data and information related to the Company as Purchaser or any of its representatives may reasonably request.

9.4.         Transition Assistance. Prior to Closing, Purchaser and the Company shall cooperate and in good faith finalize employment agreements for all key employees and any other documentation or agreements necessary to effect the Closing and the operations of the Company after the Closing

9.5.         Public Announcements. From and after the Effective Date, each Party shall not release, nor permit its representatives to release, any press release or make any public statement regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the Purchaser and the Company.

9.6.         Tax Matters. After the Closing, the Selling Shareholders, to the extent they have such information, shall cooperate fully to the extent needed to assure the proper preparation and filing of all required tax returns associated with the Company’s operations or any other audit or other financial review needed to facilitate the Company’s operations and objectives after the Closing.

9.7.         Disclosure Schedule Supplement. From time to time prior to the Closing, each Selling Shareholder and the Company, shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter arising out of the Company’s operations.

9.8.         Additional Fund Raising. Not later than December 31, 2021 the Purchaser shall raise the difference between US$ 55,000,000 and the Closing Amount (“Balance Amount”) against issue equity. In the event Purchaser shall fail to raise the Balance Amount the number of the Additional Consideration Shares shall increase, as follows: (a) the number of the Additional Consideration Shares multiplied by (b) US$ 55,000,000 and divided by (c) the Closing Amount.

For example: if (i) actual aggregate amount raised through Dec. 31, 2021 - $45mm and (ii) purchaser issue 210,000 additional consideration shares (based on 21% of 1,000,000), then the adjusted number of the additional consideration shares will be:

55,000,000/45,000,000 x 210,000 = 256,667

Purchase will issue additional 46,667 shares to the selling shareholders so their aggregate holding will reflect 24.52% in lieu of 21%.

The adjusted additional shares and the adjusted holding - 24.52% - will be entitled to further anti-dilution protection pursuant to Section 8.14 above until the purchaser raises $60mm in the aggregate, i.e., for the balance of $15mm ($60mm - $45mm),

9.9.         Additional Rights. At Closing the Purchaser will either (i) deliver to the Selling Shareholder a written letter of consent, in form and substance acceptable to the Selling Shareholders, dully signed by all stockholders of the Purchaser as at Closing, confirming that upon transfer of the Additional Consideration Shares from the Escrow Agent to the Selling Shareholders, then the Selling Shareholders shall be entitled to the following rights: (a) in the event the Purchaser files a registration statement to effect an initial public offering of the securities of the Purchaser then the Selling Shareholders shall have piggy-back registration rights (subject to underwriter consent); this is a right, but not an obligation on the part of the Selling Shareholders to register their shares; and (b) in the event a shareholder of the Purchaser, who is an officer, director or employee of Purchaser or any of its affiliates, receives a bona-fide offer to acquire their shares in the Purchaser, then each of the Selling Shareholders shall be entitled to tag-along sale rights, pro rata among the Selling Shareholders (“Additional Rights”) (such rights to terminate upon commencement of public trading of Purchaser’s stock) ; or (ii) in lieu of the Common Stock to be issued as Additional Consideration Shares the Purchaser shall issue shares of the then most senior class of shares issued to its investors prior to Closing, provided, however, that such class of share awards its holders the Additional Rights.

9.10.       Further Assurances. Following the Closing, each of the Parties shall and shall cause their representatives, to execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the terms of this Agreement.

10.          Indemnification

10.1.       Survival of Representations.

10.1.1.    General Survival. The representations and warranties made by the Parties in this Agreement shall survive the Closing and shall expire on the twenty four (24) month anniversary of the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnified Party delivers to an Indemnifying Party a written notice alleging an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under this Agreement based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is resolved.

10.1.2.    “Damages” shall mean all actual losses, damages, settlements, judgments, awards, fines, penalties, fees (including reasonable attorneys’ fees), charges, costs and expenses of any nature; provided, that “Damages” shall not include any: (a) multiplied, punitive, exemplary, special, incidental, remote or speculative damages, (b) lost profits, (c) consequential or other incidental or indirect damages or (d) diminution of value (including damages based on a theory of a valuation multiple, including earnings before interest, taxes, depreciation and amortization; income; revenue; or any derivation thereof).

10.1.3.    Indemnification.

10.1.3.1.              Each Selling Shareholders shall, severally and not jointly, indemnify Purchaser from and against any Damages which are incurred by Purchaser as a result of any inaccuracy in or breach of any representation, warranty or covenant made by such Selling Shareholders in this Agreement as of the Closing; and

10.1.3.2.              Purchaser shall indemnify Selling Shareholders from and against any Damages which are incurred by Selling Shareholders as a result of any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement as of the Closing.,

10.2.       Limitation of Liability. Other than in respect of fraud or willful misrepresentation, each Selling Shareholder’s aggregate liability in connection with this Agreement or negotiation thereof, whether in contract, warranty, tort (including negligence) or otherwise, and notwithstanding any fault, negligence (whether active, passive or imputed), representation, strict liability or product liability), will not exceed such Selling Shareholder’s share in the Consideration and the Additional Consideration Shares.

10.3.       Procedures for Indemnified Claims. The Party seeking indemnification under this Section (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any legal proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under this Section 10. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

10.3.1.    The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and shall be entitled to control and appoint lead counsel for such defense.

10.3.2.    If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party.

10.3.3.    If the Indemnifying Party has elected to control the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

10.4.       Cumulative Remedies. The remedies under this Section 10 shall be cumulative and shall not derogate from the right of any Party hereto to seek any other remedies available by law, against the other party hereto, including any interim or permanent injunctive relief or specific performance, except that the right to be compensated, reimbursed or indemnified in connection with or relating to any of the occurrences listed in this Section 10 9shall be limited to indemnification made in accordance with Section 10, subject to Section 10.1Error! Reference source not found. hereof, as a sole and exclusive remedy.

10.5.        Escrow of Additional Consideration Shares. Upon Closing, the Additional Consideration Shares shall be issued on the name of the Escrow Agent and held in escrow by it. In the event the Purchaser becomes aware of a written notification from a party other than Purchaser, its shareholders, the Company or the Selling Shareholders, setting forth a claim against the Company arising from Company’s operations prior to Closing and not disclosed under this Agreement, including the Disclosure Schedule (“Pre-Closing Claim”), then the Purchaser shall provide notice to the Selling Shareholders of this Pre-Closing Claim and shall have the right to instruct the Escrow Agent not to release the number of Additional Consideration Shares having value equal to the amount of the Post Closing Claim (the “Withheld Shares”). The Withheld Shares shall remain within the possession of the Escrow Agent until final resolution of the Post Closing Claim, at which time some or all of the Withheld Shares shall be canceled (as compensation for damages incurred by the Company or Purchaser) or shall be released to the Selling Shareholders as set forth in the allocation schedule set forth on column III on Exhibit A hereto. In the event Purchaser and the Selling Shareholders cannot agree upon the final allocation of the Withheld Shares then the dispute resolution of this Agreement shall control. This Section 10.5 shall apply only to a Pre-Closing Claim higher than US$ 300,000 (three hundred thousand US Dollars). The rights of the Purchaser under this Section 10.5 shall expire in the earlier of (a) a Qualified Event, and (b) the first (1st) anniversary of the Closing.

11.          Miscellaneous

11.1.       Headings; Interpretation. The Section headings or captions contained in this Agreement are inserted for convenience only and shall not affect in any manner the meaning or interpretation of the Agreement. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. Each Party has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that the rule of interpretation that an ambiguity is to be construed against the draftsman, shall not apply to this Agreement and the interpretation thereof.

11.2.       Counterpart Signatures. This Agreement may be executed in several counterparts and in separate signature pages, all of which when taken together shall be considered one and the same agreement or agreements and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart or the same signature page. In the event that any signature is delivered by facsimile transmission or electronically (Portable Document Format - PDF), such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or pdf signature page were an original thereof.

11.3.       Entire Agreement. This Agreement and the ancillary documents constitute the full and entire agreement, covenants, promises and understandings between the Parties with respect to the subject matter hereof and the transactions contemplated herein, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the Parties (or by either Party to the other), written or oral, concerning the subject matter hereof, the transactions contemplated herein and the terms applicable hereto.

11.4.       Amendment; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Parties.

11.5.       Notices. All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission or by e-mail, addressed to: (i) the applicable address set forth below:

If to the Company, to:

DS Raider Ltd.

15 Atirei Yeda Street

Kfar Saba 4464312, Israel

Attention: Michael (Miki) Bar, CEO

E-mail: miki@dsraider.com

If to the Selling Shareholders, to:

To the address indicated opposite the name of the Selling Shareholder on Exhibit A

With copy to (which shall not constitute notice):

Hamburger Evron & Co.

The Museum Tower

4 Berkowitz St.

Tel Aviv 6423806, Israel

Attention: Yaron Sobol, Adv.

E-mail: yaron.sobol@evronlaw.com

If to the Purchaser, to:

EZRAIDER Global, Inc.

1303 Central Ave. S, Unit D

Kent, WA 98032, U.S.A

Attention: Moshe Azarzar

E-mail: mozy@ezraiderus.com

With copy to (which shall not constitute notice):

Lockett + Horwitz , PLC

14 Orchard
Suite 200
Lake Forest, CA 92630, U.S.A

Attention: Lawrence W. Horwitz

E-mail: lhorwitz@lhlawpc.com

or ;(ii) to such other address as a Party hereto shall have notified to the other Parties in writing. All notices and other communications delivered in person or by courier service shall be deemed to have been given as of one (1) business day after sending thereof, those given by facsimile transmission or e-mail shall be deemed given on the date they were sent (provided that such date is a business day in the country of receipt and if not, the next business day) and all notices and other communications sent by registered mail shall be deemed given five (5) days after posting.

11.6.        Further Actions. At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents, as may be reasonably necessary to effectuate the purposes of this Agreement.

11.7.        No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is made for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8.        Assignment. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated, or otherwise transferred by any Party hereto (by operation of law or otherwise) without the prior written consent of the non-assigning Parties hereto.

11.9.        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.10.      Jurisdiction. Any legal proceeding initiated between the parties arising out of this Agreement shall be exclusively resolved through arbitration in London, England before the London Court of International Arbitration (“LCIA”) under the LCIA Rules, and the parties do hereby consent and submit to the exclusive jurisdiction of the LCIA.

11.11.      Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the state of Israel, without giving effect to its conflicts of laws principles. The prevailing party shall be entitled to all attorneys’ fees and costs.

11.12.      Termination. This Agreement may be terminated at any time prior to Closing: (a) with the mutual written consent of the Parties; and (b) by Purchaser if Purchaser identifies a material breach (“Breach”) by the Company or the Selling Shareholders of the terms of this Agreement; (c) by the Company if Company identifies a Breach by the Purchaser. In the event there is an allegation of Breach by any Party under this Section, then such Party shall provide the breaching Party with written notification setting forth with specificity the basis for the breach and providing 30 (thirty) days to cure such Breach. In the event the Breach is not remedied within such period then this Agreement shall be deemed terminated.

{Signature pages follow}

{Signature Page - February 10, 2021 Share Purchase Agreement}

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement as of the Effective Date first above written:

D.S Raider Ltd.		EZRAIDER Global, Inc.

By:	/s/ Miki Bar	By:	/s/ Moshe Azarzar

Title:	CEO	Title:	CEO

By:		By:

Title:		Title:

Date:		Date:

{Selling Shareholders Signature Page - February 10, 2021 Share Purchase Agreement}

Shareholder	Signature

Abramov Erez	/s/ Abramov Erez

Bar Michael	/s/ Bar Michael

Binyamini Gad Yehushoa	/s/ Binyamini Gad Yehushoa

Assayag Nir	/s/ Assayag Nir

S.H Raider Limited Partnership	/s/ S.H Raider Limited Partnership

Philippe Spruch	/s/ Philippe Spruch

Oded Levy	/s/ Oded Levy

Ron Kahanov	/s/ Ron Kahanov

Hanany Group Ltd.	/s/ Hanany Group Ltd.

Shlomo Cohen	/s/ Shlomo Cohen

Hagit Buchwalter	/s/ Hagit Buchwalter

Shareholder	Signature

R. Buchwaler Commercial Equipment Ltd.	/s/ R. Buchwaler Commercial Equipment Ltd.

Gideon Stein	/s/ Gideon Stein

Osnat Levav	/s/ Osnat Levav

Zamir Eldar	/s/ Zamir Eldar

Ido Grinberg	/s/ Ido Grinberg

Ami Peleg	/s/ Ami Peleg

George Frenkel	/s/ George Frenkel

Luna Holdings (Shachar Yeori)	/s/ Luna Holdings (Shachar Yeori)

Avi Klein	/s/ Avi Klein

Chanoch and Dan Keinan	/s/ Chanoch and Dan Keinan

MK Aurum Holdings	/s/ MK Aurum Holdings

Roni Piper	/s/ Roni Piper

Ariel Haiman	/s/ Ariel Haiman

Shareholder	Signature

Aderet - Ehud Katz Insurance Agency	/s/ Aderet - Ehud Katz Insurance Agency

Chaim Eldar	/s/ Chaim Eldar

Hamburger Evron & Co., Law Offices	/s/ Hamburger Evron & Co., Law Offices

Makrob Nicolay	/s/ Makrob Nicolay

Peleg Amir	/s/ Peleg Amir

Alcalai Amit	/s/ Alcalai Amit

Dror Dotan	/s/ Dror Dotan

Paz Avigail	/s/ Paz Avigail

Kaufman Shlomi	/s/ Kaufman Shlomi

Michal Titelman	/s/ Michal Titelman

Omri Kohen	/s/ Omri Kohen

Avi Monina	/s/ Avi Monina

Sagi Sadan	/s/ Sagi Sadan

Shareholder	Signature

Doron Shmulovitz	/s/ Doron Shmulovitz

Idan Elas	/s/ Idan Elas

Omri Sidur	/s/ Omri Sidur

Zvi Har Zeev	/s/ Zvi Har Zeev